Exhibit 99.1

UNITED BANCORP, INC.

FOR IMMEDIATE RELEASE:	CONTACT:	Robert K. Chapman
January 16, 2009		United Bancorp, Inc.
734-214-3801

UNITED BANCORP, INC. RECEIVES $20.6 MILLION IN CAPITAL THROUGH THE
U.S. TREASURY DEPARTMENT'S TARP CAPITAL PURCHASE PROGRAM

TECUMSEH, MI - United Bancorp, Inc. (OTC: UBMI) announced today that it has received $20.6 million in capital from the United States Department of the Treasury (the "Treasury") under the TARP Capital Purchase Program (the "CPP").

United sold to Treasury 20,600 shares of United's Fixed Rate Cumulative Perpetual Preferred Stock, Series A, which will pay cumulative dividends at a rate of 5% for the first five years and 9% thereafter. United also issued to Treasury a 10-year Warrant to purchase 311,492 shares of United common stock at an exercise price of $9.92 per share. United will have the right to redeem the preferred stock at any time after three years.

Mr. Robert K. Chapman, President and Chief Executive Officer of United, commented, "We believe that it is important for us, and for other healthy institutions throughout the industry, to continue to strengthen our capital base. While our capital ratios currently exceed those needed to earn the designation of "well capitalized", we are pleased to have been selected to utilize this additional capital to better serve the lending needs of consumers and businesses in our market, and to pursue future strategic acquisition opportunities."

About United Bancorp, Inc.

United Bancorp, Inc. is an independent financial holding company that is the parent company for United Bank & Trust and United Bank & Trust - Washtenaw. The subsidiary banks operate seventeen banking offices in Lenawee, Washtenaw and Monroe counties, and United Bank & Trust maintains an active wealth management group that serves the Company's market area. For more information, visit the company's website at www.ubat.com.

Forward-Looking Statements

This press release contains forward-looking statements that are based on management's beliefs, assumptions, current expectations, estimates and projections about the financial services industry, the economy, and United Bancorp, Inc. Forward-looking statements are identifiable by words or phrases such as that an event or trend "will" occur or "continue" or that United Bancorp, Inc. or its management "believes" that a particular result or event will occur or desires to "pursue" a particular opportunity, or other words such as "future", "strengthen", and variations of such words and similar expressions. United's ability to enhance its balance sheet, expand loans, add new customers, execute its growth strategy and identify and successfully realize strategic acquisition opportunities is not assured and also depends on factors not entirely within United's control. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions ("risk factors") that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed or forecasted in such forward-looking statements. United Bancorp, Inc. undertakes no obligation to update, amend or clarify forward-looking statements, whether as a result of new information, future events or otherwise.